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                                                                     Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                              SET ENTERPRISES, INC.

                         SUMITOMO CORPORATION OF AMERICA

                              SUMITOMO CORPORATION

                            NOBLE INTERNATIONAL, LTD.

                                       AND

                         NOBLE MANUFACTURING GROUP, INC.

                                 AUGUST 1, 2003

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                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement"), dated as of August 1, 2003, is among SET Enterprises, Inc., a Michigan corporation ("SET"), Sumitomo Corporation of America, a New York corporation ("SCOA"), Sumitomo Corporation, a Japanese corporation ("Sumitomo," and, together with SCOA, the "Owners"), Noble International, Ltd., a Delaware corporation ("Noble International") and Noble Manufacturing Group, Inc., a Michigan corporation ("Noble Manufacturing," and, together with Noble International, the "Noble Companies"). SET, SCOA, Sumitomo, Noble International and Noble Manufacturing are referred to in this Agreement together as the "Parties" and individually as a "Party."

                                   BACKGROUND

A. SCOA is the owner of 1,382 shares (the "SCOA Shares") of the capital stock of Michigan Steel Processing, Inc., a Michigan corporation ("MSP"), and Sumitomo is the owner of 345.5 shares (the "Sumitomo Shares") of the capital stock of MSP. The SCOA Shares and the Sumitomo Shares are collectively referred to as the "MSP Shares."

B. SET's authorized capital stock includes common stock ("SET Common Stock") of which there are 980 shares issued and outstanding, $1,000 stated value Series A Preferred Stock ("Existing A Preferred Stock") of which there are 7,600 shares issued and outstanding to Noble International, $1,000 stated value Series A Preferred Stock ("Series A Preferred Stock") and $1,000 stated value Series B Preferred Stock ("Series B Preferred Stock"). There are no shares issued or outstanding of either the Series A or Series B Preferred Stock.

C.   Noble Manufacturing is a wholly-owned subsidiary of Noble International.

D. MSP operates a steel service center which is engaged in the business of slitting and blanking steel sheet for the automotive industry.

E. SET provides steel processing services including slitting, blanking, forming, assembly, welding, warehousing and packaging of steel sheet and also provides related services including prototype development and services related to engineering and in-house tooling.

F.   The Owners and SET desire to combine the businesses of SET and MSP.

G. In furtherance of such combination, the Boards of Directors of the Owners, SET and MSP have each approved the merger of MSP with and into SET (the "Merger") in accordance with the applicable provisions of the Michigan Business Corporation Act (the "MBCA") and upon the terms and subject to the conditions of this Agreement.

H. SET has also agreed to exchange 7,600 shares of newly issued Series A Preferred Stock ("Series A Preferred Stock") of SET for the Existing A Preferred Stock.

I. SET has agreed to issue to Noble Manufacturing 76.8627 shares of SET Common Stock in exchange for previously provided consideration.
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                                    AGREEMENT

                                   ARTICLE I
                         DEFINITIONS AND INTERPRETATION

1.1  CERTAIN DEFINITIONS.

     (a)  For purposes of this Agreement:



          "Affiliate" means, with respect to any Person, (i) a Person directly or indirectly Controlling, Controlled by or under common Control with that Person, (ii) a Person owning twenty percent or more of the outstanding voting securities of that Person, (iii) any officer, director, member or partner of that Person, or (iv) a Person who is an officer, director, member, partner or holder of twenty percent or more of any of the voting interests of any Person described in clauses (i) through (iii) of this sentence.

          "Certificate of Merger" is defined in Section 2.2.

          "Claims" means any and all claims, demands, suits, settlements, and causes of action allegedly resulting from, arising out of, or in connection with a matter for which a Party is entitled to indemnification under this Agreement.

          "Closing Date" means August 1, 2003 or such other date as is agreed upon in writing by the Parties.

          "Control" and other forms of the word Control mean the ability to direct the management and policies of a Person by stock ownership, by contract or otherwise.

          "Effective Time" means the time that the Certificate of Merger is filed with the Michigan Department of Consumer and Industry Services.

          "Environmental Laws" means any currently applicable federal, state, local or foreign statutory or common law, and any rule, regulation, code, plan, ordinance, order, decree, judgment, permit, grant, franchise, concession, restriction, agreement, requirement or injunction issued, entered, promulgated or approved thereunder, relating to the environment, including, without limitation, any law relating to emissions, discharges, disseminations, releases or threatened releases of Regulated Substances into the environment (including, without limitation, air, surface water, groundwater and land surface or subsurface), or relating to the presence, manufacture, generation, processing, distribution, use, sale, treatment, recycling, receipt, storage, disposal, transport, arranging for transportation, removal, remediation, clean up, treatment of disposal, or handling of Regulated Substances;



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          "Environmental Permits" means, collectively, permits, consents, licenses, approvals, registrations, certifications and authorizations required under Environmental Laws;

          "Environmental Matter" means any matter arising out of, relating to, or resulting from: (a) any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Regulated Substances into the air (indoor and outdoor), surface water, ground water, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures, or (b) otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Regulated Substances.

          "Hazardous Substances" will be construed to include any toxic or hazardous substance, pollutant, contaminant, material or waste, and any other constituent thereof, whether liquid, solid, semisolid, sludge or gaseous, including chemicals, compounds, by-products, pesticides, asbestos-containing materials, petroleum or petroleum products, and polychlorinated biphenyls, or which are or become regulated, listed or controlled by, under or pursuant to any Environmental Laws, or under any other statute, law, regulation, order, code, rule, order or decree.

          "Intellectual Property" means:

          (i) any invention (whether patentable or unpatentable and whether or not reduced to practice), any improvements to any invention, and any patent, patent application, or patent disclosure, together with any reissuance, continuation, continuation-in-part, revision, extension, or reexamination of any patent;

          (ii) any trademark, service mark, trade dress, logo, trade name, or corporate name, together with any translation, adaptation, derivation, or combination and including any associated goodwill, and any application, registration, or renewal;

          (iii) any copyrightable work, any copyright, and any application, registration, or renewal;

          (iv) any trade secret or confidential business information (including any idea, research and development, know-how, formula, composition, manufacturing and production process or technique, technical data, design, drawing, specification, customer or supplier list, pricing and cost information, and business and marketing plan or proposal);

          (v) any computer software (including data and related documentation),

          (vi) any other proprietary right; and

          (vii) any copies or tangible embodiment of any Intellectual Property.


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          "Knowledge" or "known" and words of similar import mean (i) written notice received by a Person and (ii) the actual knowledge of specific individuals which, with respect to SET, mean actual knowledge of Sid E. Taylor, Chris Morin, Ken Pachla, Michael Azar or Glenn Stafford and, with respect to the Owners, mean actual knowledge of Naoki ("Neil") Hidaka, Doug Moak, Hiroaki ("Hank") Yoshioka, or Masao Kato.

          "Lien" means any pledge, lien (including any tax lien), charge, claim, community property interest, condition, equitable interest, encumbrance, security interest, mortgage, option, restriction on transfer (including any buy-sell agreement or right of first refusal or offer), forfeiture, penalty, equity or other right of another Person of every nature and description whatsoever.

          "Person" or "person" means an individual or any corporation, partnership, joint venture, association, limited liability company, trust, unincorporated organization or other business organization, any legal entity or a government or governmental entity.

          "Regulated Substance" means any substance, compound or material regulated by or pursuant to any Environmental Law.

     1.2 CONSTRUCTION AND INTERPRETATION.

          (a) The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof may arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

          (b) Each definition in this Agreement includes the singular and the plural, and references to any gender include the other genders where appropriate.

          (c) Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated under such statute or law, unless the context requires otherwise. References to any statute or regulation mean such statute or regulation as amended at the time and include any successor legislation or regulation.

          (d) The word "including" means including without limitation. The word "or" is not exclusive. The headings to the Articles and Sections are for convenience of reference and will not affect the meaning or interpretation of this Agreement.

          (e) References to Articles, Sections, Exhibits and Schedules mean the Articles, Sections, Exhibits and Schedules of this Agreement. The Exhibits and Schedules are incorporated by reference into and will be deemed a part of this Agreement.

          (f) All references to dollar amounts in this Agreement are references to United States Dollars unless otherwise provided.

     1.3 PARTIAL INVALIDITY. Insofar as possible, each provision of this Agreement must be interpreted so as to render it valid and enforceable under applicable law and severable from the

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remainder of this Agreement. A finding that any provision is invalid or unenforceable in any jurisdiction will not affect the validity or enforceability of any other provision or the validity or enforceability of such provision under the laws of any other jurisdiction.

     1.4 ACCOUNTING TERMS. "GAAP" means generally accepted accounting principles as used in the United States, consistently applied in the financial statements of the entity specified. Except as otherwise specifically provided in this Agreement, any accounting terms used in this Agreement refer to such terms as defined by GAAP.

                                   ARTICLE II
                     MERGER, ISSUANCE OF SHARES AND CLOSING

     2.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, MSP shall be merged with and into SET and the separate corporate existence of MSP shall cease. SET shall continue as the surviving corporation in the Merger (sometimes referred to as the "Surviving Corporation").

     2.2 EFFECTIVE TIME. The Owners, MSP and SET will cause an appropriate Certificate of Merger (the "Certificate of Merger") to be executed and filed on the Closing Date (or on such other date as the Owners and SET may agree) with the Michigan Department of Consumer & Industry Services, Bureau of Commercial Services. The Merger shall become effective at the Effective Time.

     2.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of the MBCA. At the Effective Time, the Surviving Corporation shall continue its corporate existence under the laws of the State of Michigan and shall possess all the rights, privileges, powers and franchises, and be subject to all debts, liabilities, and duties of MSP and SET.

     2.4 ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION.

          (a) The Articles of Incorporation of SET at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation.

          (b) The Bylaws of SET at the Effective Time shall be the Bylaws of the Surviving Corporation.

     2.5 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.

          (a) The directors of SET at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

          (b) The officers of SET at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

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     2.6 MERGER CONSIDERATION. The consideration to be paid by SET for the MSP
Shares pursuant to the Merger shall be (i) issuing to SCOA (1) 6,080 newly issued shares of Series A Preferred Stock, (2) 4,800 newly issued shares of Series B Preferred Stock and (3) 691.7647 newly issued shares of SET Common Stock; and (ii) issuing to Sumitomo (4) 1,520 newly issued shares of Series A Preferred Stock, (5) 1,200 newly issued shares of Series B Preferred Stock and
(6) 172.9412 newly issued shares of SET Common Stock (collectively, the "Merger Consideration").

     2.7 SHARE CONSIDERATION FOR THE MERGER; CONVERSION OR CANCELLATION OF SHARES. The manner of converting and canceling the MSP Shares in the Merger shall be as follows.

          (a) At the Effective Time, each MSP Share issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of its holder, be converted into and become the right to receive (rounded to the nearest one hundreth of one full share) (i)
4.3994 shares of Series A Preferred Stock, (ii) 3.4732 shares of Series B Preferred Stock, and (iii) 0.5005533 shares of SET Common Stock.

          (b) At the Effective Time, each MSP Share to be converted into the Merger Consideration pursuant to this Section 2.7 will, by virtue of the Merger and without any action on the part of its holder, cease to be outstanding, be canceled and retired, and cease to exist, and each holder of a certificate representing any such MSP Share will cease to have any rights with respect to such share, except the right to receive for each share, upon the surrender of such certificate in accordance with Section 2.8, the Merger Consideration with respect to such share.

     2.8 PAYMENT FOR MSP SHARES IN THE MERGER. At the Closing, MSP will deliver to SET any and all certificates representing outstanding MSP Shares (the "Certificates"), duly endorsed for transfer, and such other documents, instruments, and agreements related to the Certificates as SET may reasonably request in order to effect payment of the Merger Consideration. At the Closing, SET will deliver to the holders of the MSP Shares certificates representing the Merger Consideration. No interest on the Merger Consideration will accrue or be paid to the holder of any outstanding MSP Shares.

     2.9 TRANSFER OF MSP SHARES AFTER THE CLOSING DATE. No transfers of MSP Shares will be made on the stock transfer books of MSP after the close of business on the day prior to the Closing Date.

     2.10 SET SHARE ISSUANCE.

          (a) At the Closing, in exchange for previously provided consideration, SET will issue to Noble Manufacturing 76.8627 newly issued shares of SET Common Stock (the "SET-Noble Common Shares").

          (b) At the Closing, in exchange for 7,600 shares of Existing A Preferred Stock, SET will issue to Noble International 7,600 shares newly issued shares of Series A Preferred Stock (the "SET-Noble Preferred Shares").


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     2.11 CLOSING.

          (a) The closing of the Merger and the other transactions contemplated by this Agreement (the "Closing") will take place at the offices of Dykema Gossett PLLC, 400 Renaissance Center, Detroit, Michigan, at 10:00 a.m., Detroit time, on the Closing Date.

          (b) At the Closing, SET will deliver to Noble Manufacturing a certificate representing the SET-Noble Common Shares.

          (c) At the Closing, in consideration of Noble International's delivery to SET of the Existing A Preferred Stock, SET will deliver to Noble International a certificate representing the SET-Noble Preferred Shares.

          (d) At the Closing, SET will deliver to the Owners certificates representing the Merger Consideration.

          (e) At the Closing, the Owners will deliver to SET certificates representing the MSP Shares.

          (f) At the Closing, the Parties shall take such actions and execute and deliver such agreements and other instruments and documents as are necessary or appropriate to effect the transactions contemplated by this Agreement in accordance with its terms, including the following:

               (i) the Services Agreement between SET and SCOA;

               (ii) the Amended and Restated Services Agreement between SET and Noble Manufacturing;

               (iii) the Supply Agreement between SET and SCOA;

               (iv) the Processing Agreement between SET and Noble
Manufacturing;

               (v) the Amended and Restated Shareholder Agreement among Sid E. Taylor, SCOA, Sumitomo, Noble Manufacturing and Noble International;

               (vi) the Lease Termination and Release Agreement regarding the real property lease dated February 14, 2001 between Noble Land Holdings, Inc. and SET (as successor to Noble Metal Processing - Midwest, Inc.) for the lease of real property located at 9990 East 56th Street, Indianapolis, Indiana; and

               (vii) a fully executed Revolving Credit and Term Loan Agreement between SET as the borrower and Comerica Bank as agent for the lenders with terms satisfactory to each of the Parties together with all related documents and agreements required by Comerica Bank.

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                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE OWNERS

     The Owners jointly and severally represent and warrant to SET as of the Closing Date and as of the Effective Time the following.

     3.1 ORGANIZATION OF MSP; QUALIFICATION; CAPITALIZATION.

          (a) MSP (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, and (ii) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

          (b) Except where the failure to do so would not have a material adverse effect on the business, assets, operations or prospects of MSP, MSP is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which (i) property owned, leased or operated by it, or (ii) the nature of its business makes such qualification necessary.

          (c) The MSP Shares represent all of the issued and outstanding shares of capital stock of MSP. The MSP Shares are validly issued and outstanding, fully paid and nonassessable. The MSP Shares are owned beneficially and of record by the Owners, free and clear of all Liens. Except for this Agreement:

               (i) MSP has not granted, issued or entered into any security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (A) calls for the issuance, sale, pledge or other disposition of any capital stock or any securities convertible into, or exchangeable for, or other rights to acquire, any capital stock, or (B) obligates MSP to grant, offer or enter into any of the foregoing;

               (ii) there are no outstanding phantom stock rights or other equity-based rights issued by MSP;

               (iii) there are no outstanding contractual obligations by MSP to repurchase, redeem or otherwise acquire any capital stock; and

               (iv) as of the date of this Agreement there are no voting trusts, proxies or other agreements or understandings to which either of the Owners or MSP is a party with respect to the (A) voting of capital stock of MSP, (B) dividends or distributions on account of such capital stock, or (C) the transfer or disposition of such capital stock.

     3.2 AUTHORITY; NO VIOLATION OR CONSENT.

          (a) Each of the Owners has full power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement and all corporate proceedings required to be taken by or on its part to authorize the execution, delivery and performance of this Agreement have been duly and properly taken. This Agreement has been duly and validly executed and delivered by the Owners and constitutes a valid and binding


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agreement of the Owners enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

          (b) The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement, and the compliance with the terms of this Agreement do not and will not:

               (i) conflict with or result in any breach of any provision of the Certificate of Incorporation, Articles of Incorporation, bylaws, or the equivalent of any of the foregoing, of the Owners or MSP;

               (ii) conflict with, result in a breach of any provision of, constitute (with or without due notice or lapse of time or both) a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any contract, agreement, commitment, understanding, arrangement or restriction of any kind to which either of the Owners or MSP is a party or to which any of them or their respective property is subject;

               (iii) result in the creation of any Lien upon, or any Person obtaining the right to acquire, any of the MSP Shares or any of the assets of MSP;

               (iv) violate or conflict with any law, ordinance, code, rule, regulation, decree, order or ruling of any court or governmental authority, to which the Owners, MSP, any of their respective assets or any of the MSP Shares is subject;

               (v) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority; or

               (vi) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Person.

     3.3 NO SUBSIDIARIES OR INVESTMENTS. MSP does not own, beneficially or of record, directly or indirectly, any outstanding voting stock, capital stock, partnership interests or other equity interests of any other Person.

     3.4 FINANCIAL STATEMENTS. Schedule 3.4 contains the unaudited balance sheet as of December 31, 2002 and related income statements and statements of cash flows for MSP for the period then ended (the "MSP Year-End Statements") and the unaudited interim balance sheet as of March 31, 2003 and related income statement and statement of cash flows for MSP for the period then ended (the "MSP Interim Statements"). The MSP Year-End Statements and the MSP Interim Statements are referred to collectively in this Agreement as the "MSP Financial Statements." The MSP Financial Statements have been prepared in accordance with GAAP (except that the MSP Interim Statements do not contain footnotes or normal year-end adjustments) and are consistent with MSP's books and records. The accounting principles and methods used in the preparation of the MSP Financial Statements are consistent with the prior


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principles and methods used by MSP in the preparation of its internal financial statements. The MSP Financial Statements fairly present the financial condition and results of operations of MSP as of the dates and for the periods indicated. Except as set forth on Schedule 3.4(b), the accounts receivable shown in the MSP Financial Statements have arisen from bona fide transactions in the ordinary course of business and are not subject to any counterclaim or set-off.

     3.5 AFFILIATE TRANSACTIONS. Except as set forth on Schedule 3.5, there are no contracts or business relationships between MSP and any of its Affiliates. MSP has not charged off, forgiven, or cancelled any indebtedness of any of its Affiliates. For the purposes of this section 3.5, MSP's Affiliates do not include any Person Controlled by Sumitomo (other than SCOA) unless that Person would also be Controlled by SCOA.

     3.6 PERSONAL PROPERTY.

          (a) Schedule 3.6 lists any lease pursuant to which MSP leases personal property as lessee or lessor. The machinery, equipment (other than de-commissioned machinery and equipment in storage or held for possible future use), furniture, leasehold and other improvements, fixtures, vehicles, any related capitalized items and other tangible property used in the business or operations of MSP (the "MSP Personal Property") are free of any material structural or engineering defects.

          (b) MSP has good, valid and marketable title to the MSP Personal Property, free and clear of all Liens except for (i) Liens for current Taxes (as defined below), assessments or governmental charges not yet due or delinquent,
(ii) those which do not, individually or in the aggregate, materially interfere with the use of items of MSP Tangible Property or materially detract from their value, and (iii) liens of mechanics, materialmen, laborers, warehousemen, carriers and other similar common law or statutory liens arising in the ordinary course of business which are not yet due and payable or, if due and payable, have been adequately bonded.

     3.7 REAL PROPERTY. Schedule 3.7 lists all real property and interests in real property owned ("MSP Owned Real Property"), leased ("MSP Leased Real Property") or used ("MSP Used Real Property") (collectively, the "MSP Real Property") by MSP, including any leases and material easements.

          (a) Since December 31, 2002, MSP has not purchased or contracted to purchase, lease, or otherwise acquire or take options on, nor has MSP sold or contracted to sell, lease, otherwise dispose of, or give options on, any MSP Real Property.

          (b) No charges or violations have been filed, served, made, or threatened against or relating to any of the operations of MSP's business as a result of any violation or alleged violation of any applicable restrictive covenants, ordinances, regulations, and zoning laws or as a result of any encroachment or alleged encroachment on the property of others.

          (c) MSP has good and marketable title in fee simple to all of the MSP Owned Real Property, including fixtures, free and clear of all Liens or other encumbrances, other than Liens for taxes, the payment for which is not yet due or materialmen's, warehousemen's, mechanics' or other Liens arising by operation of law in the ordinary course of business for

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sums not due and which do not detract from the value of such property or impair the operation of MSP's business now being conducted and with permanent and adequate rights of egress and ingress.

          (d) No part of any MSP Owned Real Property is within a flood plain or any area subject to flooding as determined by the United States Department of Housing and Urban Development or the Army Corps of Engineers except for flood plains or areas subject to flooding, if any, which do not materially restrict the continued use of such MSP Owned Real Property for the purposes for which it is now employed or adversely affect the value of such MSP Owned Real Property.

          (e) The leases of all MSP Leased Real Property (the "MSP Leases") are valid and legally binding in accordance with their respective terms free and clear of all Liens, and there is not under any MSP Lease any existing default or event of default which, with notice or lapse of time or both, would constitute a default. None of the rights of MSP under any MSP Lease is subject to termination or modification as a result of the transactions contemplated by this Agreement or such modifications as may be required in connection with the obtaining of consents to the transactions contemplated by this Agreement in accordance with this Section 3.7.

          (f) There are no condemnation proceedings or eminent domain proceedings of any kind pending or threatened against the MSP Real Property.

          (g) The use and occupancy of the MSP Leased Real Property by MSP in operating its business does not constitute a default under the terms of each applicable lease and there are no facts which would prevent the MSP Leased Real Property from being occupied after the Effective Time in the same manner as before.

          (h) All improvements on the MSP Owned Real Property and the present use and conditions of the MSP Owned Real Property do not violate any applicable deed restrictions or other applicable covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans as modified by any duly issued variances, and no permits, licenses or certificates pertaining to the ownership or operation of all improvements on the MSP Owned Real Property, are required by any governmental agency having jurisdiction over the MSP Owned Real Property.

          (i) All improvements on any MSP Owned Real Property are wholly within the lot limits of such MSP Owned Real Property and do not encroach on any adjoining premises and there are no encroachments on any MSP Owned Real Property by any improvements located on any adjoining premises.

          (j) MSP in connection with the operation of its business enjoys peaceful and quiet possession of each parcel of MSP Owned Real Property and enjoys peaceful and quiet possession of each parcel of MSP Leased Real Property except for variations, if any, which do not materially restrict the continued use of such MSP Owned Real Property or MSP Leased Real Property for the purposes for which each is now employed or adversely affect the value of such MSP Owned Real Property or MSP Leased Real Property.

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          (k) The rental set forth in each MSP Lease is the actual rental being paid, and there are no separate agreements or understandings with respect to the same.

          (l) MSP has the full right to exercise the renewal options contained in each MSP Lease on the terms and conditions contained in that MSP Lease and upon due exercise would be entitled to enjoy the use of each MSP Leased Real Property for the full term of such renewal options.

          (m) All title documents and any surveys and title opinions or other assurances with respect to the MSP Owned Real Property in the possession of MSP have been provided to SET.

     3.8 ENVIRONMENTAL MATTERS.

          (a) Except where the failure to do so would not have a material adverse effect on the business, assets, operations or prospects of MSP, MSP holds all Environmental Permits necessary to conduct its business as presently conducted. All such Environmental Permits are in full force and effect and MSP has timely made all appropriate filings and registrations where necessary for the issuance or renewal of such Environmental Permits. Schedule 3.8(a) lists (i) each Environmental Permit now held, (ii) the governmental entity which has jurisdiction with respect to such Environmental Permit, (iii) the entity which is required to hold such Environmental Permit and (iv) the effective date and duration of such Environmental Permit. MSP is in material compliance with all terms and conditions of all such Environmental Permits and all Environmental Laws.

          (b) Except as set forth on Schedule 3.8(b), consummation of the transactions contemplated hereby will not require SET or MSP to provide notice, obtain governmental approval or take any other actions in order to enable MSP to continue to hold all Environmental Permits and to remain in compliance with the terms and conditions of all Environmental Permits and all Environmental Laws. None of the Owners or MSP has obtained information from regulatory agencies having jurisdiction or any other Person, which would lead a reasonable person or entity with knowledge of the facts and circumstances to believe that such Environmental Permits may not be issued, renewed, extended or reissued in due course and as requested without material cost or penalty.

          (c) Except as set forth on Schedule 3.8(c), there is not pending against MSP, or its Affiliates, with respect to the operations or properties of MSP, any civil, criminal or administrative action, suit, summons, citation, complaint, claim, notice of violation, demand, judgment, order, lien, proceeding or hearing or any study, inquiry, proceeding or investigation (collectively, "Environmental Actions"), based on or related to any Environmental Permit or any Environmental Law or the presence, manufacture, generation, processing, distribution, use, sale, treatment, recycling, receipt, storage, disposal, transport, arranging for transportation, treatment or disposal, or handling, or the emission, discharge, release or threatened release into the environment, of any Regulated Substance, nor to Owners' Knowledge, has any such Environmental Action been threatened within the last five years.

          (d) Except as set forth on Schedule 3.8(d), MSP has not manufactured, generated, processed, distributed, used, sold, treated, recycled, received, stored, disposed of, transported, arranged for transportation, treatment or disposal of, handled or conducted any other activity involving, any Regulated Substance except in compliance in all material respects with Environmental Laws and Environmental Permits and in a manner that would not give rise to any liability or obligation under any Environmental Laws.

          (e) Except as set forth in Schedule 3.8(e), there are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, agreements, omissions or plans relating to Owners, MSP or, to Owners' Knowledge, any third parties: (i) that will interfere with or prevent material compliance by MSP with Environmental Laws and the requirements of Environmental Permits, (ii) that will give rise to any liability or other obligation under any Environmental Laws that will require MSP to incur any actual or potential Environmental Costs, or (iii) that will form the basis of any claim, action, suit, proceeding, hearing, investigation or inquiry against or involving MSP based on or related to any Environmental Matter or which will require MSP to incur any Environmental Costs.

          (f) Except as set forth on Schedule 3.8(f), there are, to Owners' Knowledge, no underground or aboveground storage tanks, incinerators, surface impoundments, asbestos-containing materials, PCB's or lagoons at, on, under or within the real estate now or in the past owned or operated by MSP.

          (g) MSP has not received any written notice or other communication that it is or may be a potentially responsible person or otherwise liable, nor to Owners' Knowledge is MSP otherwise liable, in connection with an Environmental Matter relating to any waste disposal site or other location allegedly containing, used for, or resulting from the disposal of, any Regulated Substances.

          (h) MSP has not used any waste disposal or waste treatment site, or otherwise disposed of or treated, transported for disposal or treatment, or arranged for the transportation for disposal or treatment of, any Hazardous Substances to any place or location in violation of any Environmental Laws. MSP has not received, nor are the Owners or MSP aware of, any request for response action, administrative or other order (or request therefor), judgment, complaint, claim, investigation, request for information or other request for relief in any form relating to any facility where Hazardous Substances generated or transported by MSP have been or may have been handled, stored, disposed of, placed or located. Except as set forth on Schedule 3.8(h)(2), MSP has not been requested nor required by any governmental authority or any other person to perform any investigatory or remedial activity or other action in connection with any Environmental Matter.

          (i) There has been no release or other discharge of any Regulated Substances at, on, or about, under or within the real estate currently leased, operated or controlled by MSP (other than pursuant to and in accordance with Environmental Permits held by them) during the time that MSP has leased, operated or controlled such real estate; nor to the Owners' Knowledge has there been a release or other discharge of any Regulated Substances at, on, or about, under or within such real estate before the time that MSP leased, operated or controlled it. Such real estate is not and never has been listed on the United States Environmental Protection Agency's National Priorities List, or any analogous state listing.

          (j) All real estate described at Section 3.7 is, to Owners' Knowledge, in substantial compliance with all Environmental Laws.

          (k) As used in this Section 3.8, "Environmental Costs" means, without limitation, any actual or potential cleanup costs, remediation, removal, or other response costs (which without limitation shall include costs to cause MSP to come into compliance with Environmental Laws), investigation costs (including fees of consultants, counsel, and other experts in connection with any environmental investigation, testing, audits or studies), fees, losses, liabilities or obligations (including liabilities or obligations under any lease or other contract), payments, damages (including any actual, punitive or consequential damages under any statutory laws, common law cause of action or contractual obligations or otherwise, including without limitation damages (i) of third parties for personal injury or property damage, or (ii) to natural resources), civil, administrative or criminal fines or penalties, judgments and amounts paid in settlement arising out of or relating to or resulting from any Environmental Matter.

     3.9 OCCUPATIONAL SAFETY AND HEALTH. The New Boston, Michigan facility of MSP is maintained and operated in material compliance with OSHA, any similar applicable state statute, and the rules and regulations promulgated thereunder.

     3.10 LEGAL PROCEEDINGS, ETC. Except as set forth on Schedule 3.10, there is no claim, suit, action, proceeding or investigation pending or, to Owners' Knowledge, threatened against MSP before any court or governmental or regulatory authority or body, or any arbitral body.

     3.11 TAXES.

          (a) MSP has duly and timely filed (or caused to be filed) all Tax returns required to be filed by it on or prior to the Closing Date, and has timely paid all Taxes for all periods covered by such returns. All consolidated, combined or similar Tax returns required to be filed on or prior to the Closing Date that include (or are required to include) MSP have been duly and timely filed on or prior to the Closing Date, and all Taxes for all periods covered by such returns have been timely paid. All Tax returns referenced in this Section 3.11(a) were correct and complete in all material respects.

          (b) Except as set forth on Schedule 3.11, no action or proceeding for the assessment or collection of any Taxes is pending or proposed against MSP, either of the Owners, or any other Person (a "MSP Tax Affiliate") which files consolidated, combined, or similar returns of Taxes which include (or are required to include) MSP, and no deficiency, assessment or other claim for any Taxes has been asserted or made against MSP or any MSP Tax Affiliate that has not been fully paid or otherwise resolved. Except as set forth on Schedule 3.11, neither MSP nor any MSP Tax Affiliate has received any reports or other written assertions by agents of any taxing authority of any deficiencies or other liabilities for Taxes which have not been paid or otherwise resolved with respect to periods for which the limitations period has not run. Neither MSP nor any MSP Tax Affiliate currently is the beneficiary of any extension of time within which to file any return of Taxes. No claim has been made by an authority in a jurisdiction where MSP or a MSP Tax Affiliate does not file returns of Taxes that is or may be subject to taxation by that jurisdiction. Except as set forth on Schedule 3.11, neither MSP nor any MSP Tax Affiliate has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (c) Except as set forth on Schedule 3.11, all Taxes which MSP has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing authority.

          (d) As used in this Agreement, "Taxes" means all taxes, charges, fees, levies or other assessments, including income, excise, property, transfer, payroll, withholding, employment, value added, capital, net worth, estimated, sales, use and franchise taxes, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, and including any interest, penalties or additions attributable thereto, whether or not disputed.

     3.12 PATENTS, TRADEMARKS, TRADE NAMES, ETC. MSP owns or has the right to use, pursuant to license, sublicense, agreement or permission, all Intellectual Property necessary for the operation of its business as presently conducted. MSP has not received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any Intellectual Property rights of a third party (including any claims that MSP must license or refrain from using any Intellectual Property rights of a third party). To Owners' Knowledge, MSP has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties and, to Owners' Knowledge, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of MSP. With respect to each item of Intellectual Property owned by MSP, it possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of Intellectual Property that MSP is licensed or authorized to use, the license, sublicense, agreement or permission covering such item (i) is legal, valid, binding, enforceable and in full force and effect and will not be affected by the consummation of the transactions contemplated by this Agreement, and (ii) has not been breached by any party.

     3.13 LABOR MATTERS. Except as set forth on Schedule 3.13, MSP is not a party to or subject to any labor union or collective bargaining agreement. MSP is in compliance in all material respects with all agreements set forth on
Schedule 3.13 and all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. There is not actually pending or threatened against MSP (i) any labor strike, slowdown or work stoppage, (ii) any material grievance or arbitration proceeding arising out of or under any collective bargaining agreements, or (iii) any unfair labor practice complaint against MSP before the National Labor Relations Board. Since January 1, 1998,
(x) no representation petition respecting the employees of MSP has been filed with the National Labor Relations Board of which MSP or the Owners has notice, and (y) MSP has not experienced any primary work stoppage or labor strike involving its employees.

     3.14 ABSENCE OF CERTAIN COMMERCIAL PRACTICES. MSP has not, and to Owners' Knowledge, no director, officer, agent, employee or other person acting on behalf of MSP has, in violation of federal or state law: (i) given or agreed to give any gift or similar benefit of more than nominal value to any customer, supplier, governmental employee or official or any other Person who is or may be in a position to help or hinder MSP or assist in connection with any proposed transaction, or (ii) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to governmental officials or others or established or maintained any unlawful or unrecorded funds. MSP has not, and to Owners' Knowledge, no director, officer, agent, employee or other person acting on behalf of MSP has, with respect to MSP, accepted or received any unlawful contributions, payments, gifts, entertainment or expenditures.

     3.15 ERISA; BENEFIT PLANS.

          (a) Schedule 3.15(a) contains a true and complete list of all employment-related plans, including but not limited to, employment or consulting agreements, collective bargaining and supplemental agreements, pension, profit sharing, stock bonus, defined contribution, supplemental executive retirement, incentive, bonus, deferred compensation, retirement, stock option, stock purchase, severance, medical and hospitalization, disability, life insurance, long term care, vacation, salary continuation, sick pay, welfare, fringe benefit and other employee benefit plans, contracts, programs, policies and arrangements, whether written or oral, which MSP maintains or has maintained, or under which MSP has or had any obligations with respect to any employee of MSP, now or at any time during the five year period ending on the Closing Date (the "MSP Plans").

          (b) Except as set forth in Schedule 3.15(b), (i) MSP has no unfunded liabilities in connection with any of the MSP Plans; (ii) all contributions, premium payments and other payments due from MSP to or under such MSP Plans have been paid in a timely manner; and (iii) all additional contributions, premium payments and other payments due on or before the Effective Time have been paid.

          (c) Except as set forth in Schedule 3.15(c), MSP has not made any commitments or taken any actions to adopt or establish any additional MSP Plans or to materially increase the benefits under any of the MSP Plans.

          (d) Except as set forth in Schedule 3.15(d), with respect to each of the MSP Plans:


               (i) each MSP Plan has been established, maintained, funded and operated and administered, in all material respects, in substantial compliance with its governing documents, and all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Internal Revenue Code of 1986, as amended (the "Code"), other applicable law, and all regulations thereunder;

               (ii) all disclosures to employees and all government filings and other reports relating to each such MSP Plan and required (under ERISA, the Code, other applicable law, including federal and state securities laws, and all regulations thereunder) to have been made or filed on or before the Effective Time have been or will be duly and timely made or filed by that date;

               (iii) each of the MSP Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and MSP has obtained favorable determination letters from the IRS to such effect;

               (iv) no such determination letter has been revoked by the IRS, nor has the IRS given any written notice to MSP that it intends to revoke any such determination letter;

               (v) no reportable event within the meaning of Section 4043 of ERISA, or non-exempt prohibited transaction within the meaning of Section 406 of ERISA, has occurred with respect to the MSP Plans and no excise tax has been imposed pursuant to Section 4975 of the Code in respect thereof;

               (vi) except with respect to income taxes on benefits paid or provided, no income, excise (including those under Code Sections 4975, 4976, 4980B and 4980D), or other tax or penalty (federal or state) has been waived or excused or has been paid or is owed by any person (including any MSP Plan, any MSP Plan fiduciary, and MSP) with respect to the operations of, or any transactions with respect to, any MSP Plan and no action has been taken, nor has there been any failure to act, that would subject any person or entity to any liability, tax or penalty in connection with any MSP Plan (including any tax or penalty for the failure to withhold income taxes in connection with fringe benefits);

               (vii) there are no pending, threatened or anticipated claims, other than ordinary claims for benefits, involving any of the MSP Plans, including litigation or arbitration claims by participants or beneficiaries, complaints filed by government agencies, claims with respect to any bond or any fiduciary liability or other similar insurance with regard to actions of any person in connection with the MSP Plans, or notice of any such claim to any insurer under such bond or policy with regard to the MSP Plans; and

               (viii) no fiduciary of any of the MSP Plans has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration of or investment of the assets of any of the MSP Plans.

          (e) MSP has provided or will provide promptly to SET copies of all of the written MSP Plans listed on Schedule 3.15(a) and all related current and prior material documentation, including: plan documents and all amendments thereto, summary plan descriptions, collective bargaining agreements that require the provision of employee benefits, trust agreements, insurance contracts, evidence of any other funding medium related to any of the MSP Plans, trustee reports, custodial reports, insurance contracts, fidelity bonds, and fiduciary liability policies and applications for such coverages, investment manager and investment advisory contracts, third-party administration agreements, loan agreements, actuarial reports and valuations, administrative rules or guidelines, audited or unaudited financial reports or statements, asset valuation reports, liability valuation reports, agreements concerning plan mergers and/or plan-to-plan transfers of assets and liabilities, any IRS Form 5500, IRS determination letters and/or private letter rulings and advisory opinions from either DOL or

PBGC sought by any of the MSP Plans. For purposes of this subsection, "prior" means at least the three plan years preceding the Effective Time.

          (f) With respect to each of the MSP Plans, MSP will deliver promptly to SET true and complete copies of the participant and beneficiary records for the MSP Plans which accurately state the history of each participant and beneficiary in connection with the MSP Plans and which accurately state the benefits earned and/or owed to each person under the MSP Plans.

          (g) Except as set forth in Schedule 3.15(g), MSP is not a contributing employer to any multiemployer plan.


          (h) Except as set forth in Schedule 3.15(h), none of the MSP Plans provide, or have an obligation or commitment to provide, health benefits to any current or former employee of MSP, or any dependent of any such employee, beyond such employee's retirement or other termination of service, other than coverage mandated by Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code ("COBRA").

          (i) No amount payable under the MSP Plans is likely to fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

          (j) Except as sent forth in Schedule 3.15(j), the MSP Plans that are subject to COBRA continuation coverage and the Health Insurance Portability and Accountability Act ("HIPAA") have been maintained in compliance with COBRA and HIPAA requirements, including all notice and certification requirements.

     3.16 EMPLOYEE COMPENSATION. Schedule 3.16 sets forth (i) the name and total calendar year 2002 compensation (including bonuses, commissions, or incentive compensation) of each employee of MSP whose aggregate compensation for federal income tax purposes during calendar year 2002 exceeded $100,000, and (ii) the employee benefits provided to each such employee during calendar year 2002.

     3.17 INDEPENDENT CONTRACTORS; AGENTS; REPRESENTATIVES. Schedule 3.17 sets forth the name and total compensation (including bonuses, commissions or incentive compensation) of all independent contractors, consultants, agents and representatives retained by MSP at any time since December 31, 2002 to provide services to MSP.

     3.18 COMPLIANCE WITH LAW. The operations of MSP have been conducted in accordance with all applicable laws, regulations and other requirements of all governmental authorities, whether federal, state, local or foreign, having jurisdiction over them except where a failure to comply would not have a material adverse effect on the business, assets, operations or prospects of MSP. The Owners do not Know of any asserted present or past failure to comply with any such laws, rules, regulations or requirements.

     3.19 CUSTOMERS AND SALES. Schedule 3.19 is a true, complete and correct list of the ten largest customers (by dollar volume of sales) of MSP for the 12-month period ending March 31, 2003. Except as set forth on Schedule 3.19, the Owners do not Know that any of these customers intends to cease doing business with MSP or materially alter the amount of the business it is presently doing with MSP whether as a consequence of the transactions contemplated in this Agreement or otherwise.

     3.20 SUPPLIERS AND CONTRACTORS. Schedule 3.20 is a true, complete and correct list of the ten largest suppliers and contractors (by dollar volume of expense) to MSP for the 12-month period ending March 31, 2003. Except as set forth on Schedule 3.20, MSP has received no written notice that, nor do the Owners' have Knowledge that, any of these suppliers and contractors intends to cease doing business with MSP or materially alter the amount of the business it is presently doing with MSP whether as a consequence of the transactions contemplated in this Agreement or otherwise.

     3.21 ABSENCE OF CHANGES OR EVENTS. Except as set forth on Schedule 3.21, since December 31, 2002, MSP has conducted its business in the ordinary course and in a manner consistent with past practice and, without limiting the generality of the foregoing, there has not been:

          (a) any change by MSP or by the Owners (to the extent relating to MSP) in its accounting methods, principles or practices;

          (b) any revaluation by MSP of any material asset (including any writing down of the value of inventory or writing off of notes or accounts receivable);

          (c) any declaration or setting aside or payment of any dividend or distribution in respect of any shares of MSP's capital stock or any redemption, purchase or other acquisition of any of MSP's securities;

          (d) any incurrence of indebtedness for borrowed money;

          (e) any granting of a mortgage or pledge on any properties or assets of MSP or subjecting of such property or assets to any Lien (except Liens for current property taxes not yet due and payable);

          (f) any damage, destruction or casualty loss which has had or could reasonably be expected to have a material adverse effect on the business, properties condition (financial or otherwise) or results of operation of MSP;

          (g) any material modification, material amendment or termination of any material contract; or

          (h) any information, fact or circumstance that has come to the attention of the Owners or MSP that could lead any of them to believe that the reserves for the accounts receivable set forth on the MSP Financial Statements are inadequate.

In addition, since December 31, 2002, there have not been any extraordinary losses or waivers of rights of material value by or with regard to MSP, whether or not in the ordinary course of business or consistent with past practices.

     3.22 CORPORATE RECORDS. The Owners have previously furnished to SET true, correct and complete copies of the Articles of Incorporation or Certificate of Incorporation and bylaws, or the equivalent of the foregoing, of MSP and of the Owners as amended through the date of this Agreement. The Owners have made available for review by SET true, correct and complete copies of the corporate minute books and stock records for MSP.

                                   ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF SET

     SET represents and warrants to the Owners as of the Closing Date and as of the Effective Time the following.

     4.1 ORGANIZATION OF SET; QUALIFICATION; CAPITALIZATION.

          (a) SET (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, and (ii) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

          (b) SET is, as of the date of this Agreement, a Minority Business Enterprise (a "MBE") as defined and certified by the Michigan Minority Business Development Council (the "MMBDC"). As of the Closing Date, neither SET nor its shareholders have received written notice from the MMBDC indicating that SET's status as a MBE might change as a result of the Merger or for any other reason.

          (c) Except where the failure to do so would not have a material adverse effect on the business, assets, operations or prospects of SET, SET is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which (i) property owned, leased or operated by it, or (ii) the nature of its business makes such qualification necessary.

          (d) The Existing SET Shares represent all of the issued and outstanding shares of capital stock of SET. Except for this Agreement and the Shareholder Agreement, effective as of February 1, 2001, among Noble International, Sid E. Taylor and S.E.T. Steel, Inc. (now known as SET Enterprises, Inc.):

               (i) SET has not granted, issued or entered into any security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (A) calls for the issuance, sale, pledge or other disposition of any capital stock or any securities convertible into, or exchangeable for, or other rights to acquire, any capital stock, or (B) obligates SET to grant, offer or enter into any of the foregoing;

               (ii) there are no outstanding phantom stock rights or other equity-based rights issued by SET;

               (iii) there are no outstanding contractual obligations by SET to repurchase, redeem or otherwise acquire any capital stock; and

               (iv) as of the date of this Agreement there are no voting trusts, proxies or other agreements or understandings to which SET is a party with respect to the (A) voting of capital stock of SET, (B) dividends or distributions on account of such capital stock, or (C) the transfer or disposition of such capital stock.

     4.2 AUTHORITY; NO VIOLATION OR CONSENT.

          (a) SET has full power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement and all corporate proceedings required to be taken by or on its part to authorize the execution, delivery and performance of this Agreement have been duly and properly taken. This Agreement has been duly and validly executed and delivered by SET and constitutes a valid and binding agreement of SET enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

          (b) The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement, and the compliance with the terms of this Agreement do not and will not:

               (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or bylaws of SET;

               (ii) conflict with, result in a breach of any provision of, constitute (with or without due notice or lapse of time or both) a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any contract, agreement, commitment, understanding, arrangement or restriction of any kind to which SET is a party or to which it or its property is subject;

               (iii) result in the creation of any Lien upon, or any Person obtaining the right to acquire, any of the Existing SET Shares or any of the assets of SET;

               (iv) violate or conflict with any law, ordinance, code, rule, regulation, decree, order or ruling of any court or governmental authority, to which SET, any of its assets or any of the Existing SET Shares is subject;

               (v) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority; or

               (vi) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Person.

     4.3 NO SUBSIDIARIES OR INVESTMENTS. SET does not own, beneficially or of record, directly or indirectly, any outstanding voting stock, capital stock, partnership interests or other equity interests of any other Person.

     4.4 FINANCIAL STATEMENTS. Schedule 4.4 contains the unaudited balance sheet as of December 31, 2002 and related income statements and statements of cash flows for SET for the period then ended (the "SET Unaudited Statements") and the unaudited interim balance sheet as of March 31, 2003 and related income statement and statement of cash flows for SET for the period then ended (the "SET Interim Statements"). The SET Unaudited Statements and the SET Interim Statements are referred to collectively in this Agreement as the "SET Financial Statements." The SET Financial Statements have been prepared in accordance with GAAP (except that the SET Interim Statements do not contain footnotes or normal year-end adjustments) and are consistent with SET's books and records. The accounting principles and methods used in the preparation of the SET Financial Statements are consistent with the prior principles and methods used by SET in the preparation of its internal financial statements. The SET Financial Statements fairly present the financial condition and results of operations of SET as of the dates and for the periods indicated. The accounts receivable shown in the SET Financial Statements have arisen from bona fide transactions in the ordinary course of business and are not subject to any counterclaim or set-off.

     4.5 AFFILIATE TRANSACTIONS. Except as set forth on Schedule 4.5, there are no contracts or business relationships between SET and any of its Affiliates. SET has not charged off, forgiven, or cancelled any indebtedness of any of its Affiliates.

     4.6 PERSONAL PROPERTIES; TITLE.

          (a) Schedule 4.6 lists any lease pursuant to which SET leases personal property as lessee or lessor. The machinery, equipment (other than de-commissioned machinery and equipment in storage or held for possible future use), furniture, leasehold and other improvements, fixtures, vehicles, any related capitalized items and other tangible property used in the business or operations of SET (the "SET Personal Property") are free of any material structural or engineering defects.

          (b) SET has good, valid and marketable title to the SET Personal Property, free and clear of all Liens except for (i) Liens for current Taxes, assessments or governmental charges not yet due or delinquent, (ii) those which do not, individually or in the aggregate, materially interfere with the use of items of SET Tangible Property or materially detract from their value, and (iii) liens of mechanics, materialmen, laborers, warehousemen, carriers and other similar common law or statutory liens arising in the ordinary course of business which are not yet due and payable or, if due and payable, have been adequately bonded.

     4.7 REAL PROPERTY. Schedule 4.7 lists all real property and interests in real property owned ("SET Owned Real Property"), leased ("SET Leased Real Property") or used ("SET Used Real Property") (collectively, the "SET Real Property") by SET, including any leases and material easements.

          (a) Since December 31, 2002, SET has not purchased or contracted to purchase, lease, or otherwise acquire or take options on, nor has SET sold or contracted to sell, lease, otherwise dispose of, or give options on, any SET Real Property.

          (b) No charges or violations have been filed, served, made or threatened against or relating to any of the operations of SET's business as a result of any violation or alleged violation of any applicable restrictive covenants, ordinances, regulations and zoning laws or as a result of any encroachment or alleged encroachment on the property of others.

          (c) SET has good and marketable title in fee simple to all of the SET Owned Real Property, including fixtures, free and clear of all Liens or other encumbrances, other than Liens for taxes, the payment for which is not yet due or materialmen's, warehousemen's, mechanics' or other Liens arising by operation of law in the ordinary course of business for sums not due and which do not detract from the value of such property or impair the operation of SET's business now being conducted and with permanent and adequate rights of egress and ingress.

          (d) No part of any SET Owned Real Property is within a flood plain or any area subject to flooding as determined by the United States Department of Housing and Urban Development or the Army Corps of Engineers except for flood plains or areas subject to flooding, if any, which do not materially restrict the continued use of such SET Owned Real Property for the purposes for which it is now employed or adversely affect the value of such SET Owned Real Property.

          (e) The leases of all SET Leased Real Property (the "SET Leases") are valid and legally binding in accordance with their respective terms free and clear of all Liens, and there is not under any SET Lease any existing default or event of default which, with notice or lapse of time or both, would constitute a default. None of the rights of SET under any SET Lease is subject to termination or modification as a result of the transactions contemplated by this Agreement or such modifications as may be required in connection with the obtaining of consents to the transactions contemplated by this Agreement in accordance with this Section 4.7.

          (f) There are no condemnation proceedings or eminent domain proceedings of any kind pending or threatened against the SET Real Property.

          (g) The use and occupancy of the SET Leased Real Property by SET in operating its business does not constitute a default under the terms of each applicable lease and there are no facts which would prevent the SET Leased Real Property from being occupied after the Effective Time in the same manner as before.

          (h) All improvements on the SET Owned Real Property and the present use and conditions of the SET Owned Real Property do not violate any applicable deed restrictions or other applicable covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans as modified by any duly issued variances, and no permits, licenses or certificates pertaining to the ownership or operation of all improvements on the SET Owned Real Property, are required by any governmental agency having jurisdiction over the SET Owned Real Property.

          (i) All improvements on any SET Owned Real Property are wholly within the lot limits of such SET Owned Real Property and do not encroach on any adjoining premises and there are no encroachments on any SET Owned Real Property by any improvements located on any adjoining premises.

          (j) SET in connection with the operation of its business enjoys peaceful and quiet possession of each parcel of SET Owned Real Property and enjoys peaceful and quiet possession of each parcel of SET Leased Real Property except for variations, if any, which do not materially restrict the continued use of such SET Owned Real Property or SET Leased Real Property for the purposes for which each is now employed or adversely affect the value of such SET Owned Real Property or SET Leased Real Property.

          (k) The rental set forth in each SET Lease is the actual rental being paid, and there are no separate agreements or understandings with respect to the same.

          (l) SET has the full right to exercise the renewal options contained in each SET Lease on the terms and conditions contained in that SET Lease and upon due exercise would be entitled to enjoy the use of each SET Leased Real Property for the full term of such renewal options.

          (m) All title documents and any surveys and title opinions or other assurances with respect to the SET Owned Real Property in the possession of SET have been provided to the Owners.

     4.8 ENVIRONMENTAL MATTERS.

          (a) Except where the failure to do so would not have a material adverse effect on the business, assets, operations or prospects of SET, SET holds all Environmental Permits necessary to conduct its business as presently conducted. All such Environmental Permits are in full force and effect and SET has timely made all appropriate filings and registrations where necessary for the issuance or renewal of such Environmental Permits. Schedule 4.8(a) hereto lists (i) each Environmental Permit now held, (ii) the governmental entity which has jurisdiction with respect to such Environmental Permit, (iii) the entity which is required to hold such Environmental Permit and (iv) the effective date and duration of such Environmental Permit. SET is in material compliance with all terms and conditions of all such Environmental Permits and all Environmental Laws.

          (b) Except as set forth on Schedule 4.8(b), consummation of the transactions contemplated hereby will not require MSP or SET to provide notice, obtain governmental approval or take any other actions in order to enable SET to continue to hold all Environmental Permits and to remain in compliance with the terms and conditions of all Environmental Permits and all Environmental Laws. SET has not obtained information from regulatory agencies having jurisdiction or any other Person, which would lead a reasonable person or entity with knowledge of the facts and circumstances to believe that such Environmental Permits may not be issued, renewed, extended or reissued in due course and as requested without material cost or penalty.

          (c) Except as set forth on Schedule 4.8(c), there is not pending against SET or any of its Affiliates with respect to the operations or properties of SET any Environmental Actions, based on or related to any Environmental Permit or any Environmental Law or the presence, manufacture, generation, processing, distribution, use, sale, treatment, recycling, receipt, storage, disposal, transport, arranging for transportation, treatment or disposal, or handling, or the emission, discharge, release or threatened release into the environment, of any

Regulated Substance, nor to SET's Knowledge, has any such Environmental Action been threatened within the last five years.

          (d) Except as set forth on Schedule 4.8(d), since October 1, 1998, SET has not manufactured, generated, processed, distributed, used, sold, treated, recycled, received, stored, disposed of, transported, arranged for transportation, treatment or disposal of, handled or conducted any other activity involving, any Regulated Substance except in compliance in all material respects with Environmental Laws and Environmental Permits and in a manner that would not give rise to any liability or obligation under any Environmental Laws.

          (e) Except as set forth in Schedule 4.8(e), there are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, agreements, omissions or plans relating to SET or, to SET's Knowledge, any third parties: (i) that will interfere with or prevent material compliance by SET with Environmental Laws and the requirements of Environmental Permits, (ii) that will give rise to any liability or other obligation under any Environmental Laws that will require SET to incur any actual or potential Environmental Costs, or (iii) that will form the basis of any claim, action, suit, proceeding, hearing, investigation or inquiry against or involving SET based on or related to any Environmental Matter or which will require SET to incur any Environmental Costs.

          (f) There are, to SET's Knowledge, no underground or aboveground storage tanks, incinerators, surface impoundments, asbestos-containing materials, PCB's or lagoons at, on, under or within the real estate now or in the past owned or operated by SET.

          (g) SET has not received any written notice or other communication that it is or may be a potentially responsible person or otherwise liable, nor to SET's Knowledge is SET otherwise liable, in connection with an Environmental Matter relating to any waste disposal site or other location allegedly containing, used for, or resulting from the disposal of, any Regulated Substances.

          (h) Since October 1, 1998, SET has not used any waste disposal or waste treatment site, or otherwise disposed of or treated, transported for disposal or treatment, or arranged for the transportation for disposal or treatment of, any Hazardous Substances to any place or location in violation of any Environmental Laws. SET has not received, nor is SET aware of, any request for response action, administrative or other order (or request therefor), judgment, complaint, claim, investigation, request for information or other request for relief in any form relating to any facility where Hazardous Substances generated or transported by SET have been or may have been handled, stored, disposed of, placed or located. Except as set forth on Schedule 4.8(h)(2), SET has not been requested nor required by any governmental authority or any other person to perform any investigatory or remedial activity or other action in connection with any Environmental Matter.

          (i) There has been no release or other discharge of any Regulated Substances at, on, or about, under or within the real estate currently leased, operated or controlled by SET (other than pursuant to and in accordance with Environmental Permits held by them) during the time that SET has leased, operated or controlled such real estate; nor to SET's Knowledge has there been a release or other discharge of any Regulated Substances at, on, or about, under or within such real estate before the time that SET leased, operated or controlled it. Such real estate is not and never has been listed on the United States Environmental Protection Agency's National Priorities List, or any analogous state listing.

          (j) All real estate described at Section 4.7 is, to SET's Knowledge, in substantial compliance with all Environmental Laws.

          (k) As used in this Section 4.8, "Environmental Costs" means, without limitation, any actual or potential cleanup costs, remediation, removal, or other response costs (which without limitation shall include costs to cause SET to come into compliance with Environmental Laws), investigation costs (including fees of consultants, counsel, and other experts in connection with any environmental investigation, testing, audits or studies), fees, losses, liabilities or obligations (including liabilities or obligations under any lease or other contract), payments, damages (including any actual, punitive or consequential damages under any statutory laws, common law cause of action or contractual obligations or otherwise, including without limitation damages (i) of third parties for personal injury or property damage, or (ii) to natural resources), civil, administrative or criminal fines or penalties, judgments and amounts paid in settlement arising out of or relating to or resulting from any Environmental Matter.

     4.9 OCCUPATIONAL SAFETY AND HEALTH. Each of the Detroit, Michigan, Warren, Michigan, North Vernon, Illinois and Chicago, Illinois facilities of SET are maintained and operated in material compliance with OSHA, any similar applicable state statute, and the rules and regulations promulgated thereunder.

     4.10 LEGAL PROCEEDINGS, ETC. There is no claim, suit, action, proceeding or investigation pending or, to SET's Knowledge, threatened against SET before any court or governmental or regulatory authority or body, or any arbitral body.

     4.11 TAXES.

          (a) SET has duly and timely filed (or caused to be filed) all Tax returns required to be filed by it on or prior to the Closing Date, and has timely paid all Taxes for all periods covered by such returns. All consolidated, combined or similar Tax returns required to be filed on or prior to the Closing Date that include (or are required to include) SET has been duly and timely filed on or prior to the Closing Date, and all Taxes for all periods covered by such returns have been timely paid. All Tax returns referenced in this Section 4.11(a) were correct and complete in all material respects.

          (b) No action or proceeding for the assessment or collection of any Taxes is pending or proposed against SET or any other Person (a "SET Tax Affiliate") which files consolidated, combined, or similar returns of Taxes which include (or are required to include) SET, and no deficiency, assessment or other claim for any Taxes has been asserted or made against SET or any SET Tax Affiliate that has not been fully paid or otherwise resolved. Neither SET nor any SET Tax Affiliate has received any reports or other written assertions by agents of any taxing authority of any deficiencies or other liabilities for Taxes which have not been paid or otherwise resolved with respect to periods for which the limitations period has not run. Neither SET nor any SET Tax Affiliate currently is the beneficiary of any extension of time within which to file any return of Taxes. No claim has been made by an authority in a jurisdiction where SET or a SET Tax Affiliate does not file returns of Taxes that is or may be subject to taxation by that jurisdiction. Neither SET nor any SET Tax Affiliate has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (c) All Taxes which SET has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing authority.

     4.12 PATENTS, TRADEMARKS, TRADE NAMES, ETC. SET owns or has the right to use, pursuant to license, sublicense, agreement or permission, all Intellectual Property necessary for the operation of its business as presently conducted. SET has not received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any Intellectual Property rights of a third party (including any claims that SET must license or refrain from using any Intellectual Property rights of a third party). To SET's Knowledge, SET has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties and, to SET's Knowledge, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of SET. With respect to each item of Intellectual Property owned by SET, it possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of Intellectual Property that SET is licensed or authorized to use, the license, sublicense, agreement or permission covering such item (i) is legal, valid, binding, enforceable and in full force and effect and will not be affected by consummation of the transactions contemplated by this Agreement, and (ii) has not been breached by any party.

     4.13 LABOR MATTERS. Except as set forth on Schedule 4.13, SET is not a party to or subject to any labor union or collective bargaining agreement. SET is in compliance in all material respects with all agreements set forth on
Schedule 4.13 and all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. There is not actually pending or threatened against SET (i) any labor strike, slowdown or work stoppage, (ii) any material grievance or arbitration proceeding arising out of or under any collective bargaining agreements, or (iii) any unfair labor practice complaint against SET before the National Labor Relations Board. Since January 1, 1998,
(x) no representation petition respecting the employees of SET has been filed with the National Labor Relations Board of which SET or the Owners has notice, and (y) SET has not experienced any primary work stoppage or labor strike involving its employees.

     4.14 ABSENCE OF CERTAIN COMMERCIAL PRACTICES. SET has not, and to SET's Knowledge, no director, officer, agent, employee or other person acting on behalf of SET has, in violation of federal or state law: (i) given or agreed to give any gift or similar benefit of more than nominal value to any customer, supplier, governmental employee or official or any other Person who is or may be in a position to help or hinder SET or assist in connection with any proposed transaction, or (ii) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to governmental officials or others or established or maintained any unlawful or unrecorded funds. SET has not, and to SET's Knowledge, no director, officer, agent, employee or other person acting on behalf of SET has, with respect to SET, accepted or received any unlawful contributions, payments, gifts, entertainment or expenditures.

     4.15 ERISA; BENEFIT PLANS.

          (a) Schedule 4.15(a) contains a true and complete list of all employment-related plans, including employment or consulting agreements, collective bargaining and supplemental agreements, pension, profit sharing, stock bonus, defined contribution, supplemental executive retirement, incentive, bonus, deferred compensation, retirement, stock option, stock purchase, severance, medical and hospitalization, disability, life insurance, long term care, vacation, salary continuation, sick pay, welfare, fringe benefit and other employee benefit plans, contracts, programs, policies and arrangements, whether written or oral, which SET or any entity that, together with SET, would be treated as a single employer under Code Section 414(b), (c) or (m) ("SET ERISA Affiliate") maintains or has maintained, or under which SET has or had any obligations with respect to any employee of SET, now or at any time during the five year period ending on the Closing Date (the "SET Plans").

          (b) Except as set forth in Schedule 4.15(b), (i) SET has no unfunded liabilities in connection with any of the SET Plans; (ii) all contributions, premium payments and other payments due from SET to or under such SET Plans have been paid in a timely manner; and (iii) all additional contributions, premium payments and other payments due on or before the Effective Time have been paid.

          (c) Except as set forth in Schedule 4.15(c), none of SET nor any SET ERISA Affiliates have made any commitments or taken any actions to adopt or establish any additional SET Plans or to materially increase the benefits under any of the SET Plans.

          (d) Except as set forth in Schedule 4.15(d), with respect to each of the SET Plans:


                    (i) each SET Plan has been established, maintained, funded and operated and administered, in all material respects, in substantial compliance with its governing documents, and all applicable provisions of ERISA, the Code, other applicable law, and all regulations thereunder;

                    (ii) all disclosures to employees and all government filings and other reports relating to each such SET Plan and required (under ERISA, the Code, other applicable law, including federal and state securities laws, and all regulations thereunder) to have been made or filed on or before the Effective Time have been or will be duly and timely made or filed by that date;

                    (iii) each of the SET Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and SET or the SET ERISA Affiliate sponsoring such SET Plans have obtained favorable determination letters from the IRS to such effect;

                    (iv) no such determination letter has been revoked by the IRS, nor has the IRS given any written notice to SET or any SET ERISA Affiliate that it intends to revoke any such determination letter;

                    (v) no reportable event within the meaning of Section 4043 of ERISA, or non-exempt prohibited transaction within the meaning of
          Section 406 of ERISA, has occurred with respect to the SET Plans and no excise tax has been imposed pursuant to Section 4975 of the Code in respect thereof;

                    (vi) except with respect to income taxes on benefits paid or provided, no income, excise (including those under Code Sections 4975, 4976, 4980B and 4980D), or other tax or penalty (federal or state) has been waived or excused or has been paid or is owed by any person (including any SET Plan, any SET Plan fiduciary, SET and any SET ERISA Affiliate) with respect to the operations of, or any transactions with respect to, any SET Plan and no action has been taken, nor has there been any failure to act, that would subject any person or entity to any liability, tax or penalty in connection with any SET Plan (including but not limited to any tax or penalty for the failure to withhold income taxes in connection with fringe benefits);

                    (vii) there are no pending, threatened or anticipated claims, other than ordinary claims for benefits, involving any of the SET Plans, including litigation or arbitration claims by participants or beneficiaries, complaints filed by government agencies, claims with respect to any bond or any fiduciary liability or other similar insurance with regard to actions of any person in connection with the SET Plans, or notice of any such claim to any insurer under such bond or policy with regard to the SET Plans; and

                    (viii) no fiduciary of any of the SET Plans has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration of or investment of the assets of any of the SET Plans.

          (e) SET has provided or will provide promptly to the Owners copies of all of the written SET Plans listed on Schedule 4.15(a) and all related current and prior material documentation, including: plan documents and all amendments thereto, summary plan descriptions, collective bargaining agreements that require the provision of employee benefits, trust agreements, insurance contracts, evidence of any other funding medium related to any of the SET Plans, trustee reports, custodial reports, insurance contracts, fidelity bonds, and fiduciary liability policies and applications for such coverages, investment manager and investment advisory contracts, third-party administration agreements, loan agreements, actuarial reports and valuations, administrative rules or guidelines, audited or unaudited financial reports or statements, asset valuation reports, liability valuation reports, agreements concerning plan mergers and/or plan-to-plan transfers of assets and liabilities, any IRS Form 5500, IRS determination letters and/or private letter rulings and advisory opinions from either DOL or PBGC sought by any of the SET Plans. For purposes of this subsection, "prior" means at least the three plan years preceding the Effective Time.

          (f) With respect to each of the SET Plans, SET will deliver promptly to the Owners true and complete copies of the participant and beneficiary records for the SET Plans which accurately state the history of each participant and beneficiary in connection with the SET Plans and which accurately state the benefits earned and/or owed to each person under the SET Plans.

          (g) Except as set forth in Schedule 4.15(g), neither SET nor any SET ERISA Affiliates are contributing employers to any multiemployer plan.

          (h) Except as set forth in Schedule 4.15(h), none of the SET Plans provide, or have an obligation or commitment to provide, health benefits to any current or former employee of SET, or any dependent of any such employee, beyond such employee's retirement or other termination of service, other than coverage mandated by COBRA.

          (i) No amount payable under the SET Plans is likely to fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

          (j) Except as sent forth in Schedule 4.15(j), the SET Plans that are subject to COBRA continuation coverage and HIPAA have been maintained in compliance with COBRA and HIPAA requirements, including all notice and certification requirements.

     4.16 EMPLOYEE COMPENSATION. Schedule 4.16 sets forth (i) the name and total calendar year 2002 compensation (including bonuses, commissions, or incentive compensation) of each employee of SET whose aggregate compensation for federal income tax purposes during calendar year 2002 exceeded $100,000, and (ii) the employee benefits provided to each such employee during calendar year 2002.

     4.17 INDEPENDENT CONTRACTORS; AGENTS; REPRESENTATIVES. Schedule 4.17 sets forth the name and total compensation (including bonuses, commissions or incentive compensation) of all independent contractors, consultants, agents and representatives retained by SET at any time since December 31, 2002 to provide services to SET.

     4.18 COMPLIANCE WITH LAW. The operations of SET have been conducted in accordance with all applicable laws, regulations and other requirements of all governmental authorities, whether federal, state, local or foreign, having jurisdiction over them except where a failure to comply would not have a material adverse effect on the business, assets, operations or prospects of SET. SET does not Know of any asserted present or past failure to comply with any such laws, rules, regulations or requirements.

     4.19 CUSTOMERS AND SALES. Schedule 4.19 is a true, complete and correct list of the ten largest customers (by dollar volume of sales) of SET for the 12-month period ending December 31, 2002. Except as set forth on Schedule 4.19, SET does not Know that any of these customers intends to cease doing business with SET or materially alter the amount of the business it is presently doing with SET whether as a consequence of the transactions contemplated in this Agreement or otherwise.

     4.20 SUPPLIERS AND CONTRACTORS. Schedule 4.20 is a true, complete and correct list of the ten largest suppliers and contractors (by dollar volume of expense) to SET for the 12-month period ending December 31, 2003. Except as set forth on Schedule 4.20, SET has received no written notice that, nor does SET have Knowledge that, any of these suppliers and contractors intends to cease doing business with SET or materially alter the amount of the business it is presently doing with SET whether as a consequence of the transactions contemplated in this Agreement or otherwise.

     4.21 ABSENCE OF CHANGES OR EVENTS. Except as set forth on Schedule 4.21, since December 31, 2002, SET has conducted its business in the ordinary course and in a manner consistent with past practice and, without limiting the generality of the foregoing, there has not been:

          (a) any change by SET in its accounting methods, principles or practices;

          (b) any revaluation by SET of any material asset (including any writing down of the value of inventory or writing off of notes or accounts receivable);

          (c) any declaration or setting aside or payment of any dividend or distribution in respect of any shares of SET's capital stock or any redemption, purchase or other acquisition of any of SET's securities;

          (d) any incurrence of indebtedness for borrowed money;

          (e) any granting of a mortgage or pledge on any properties or assets of SET or subjecting of such property or assets to any Lien (except Liens for current property taxes not yet due and payable);

          (f) any damage, destruction or casualty loss which has had or could reasonably be expected to have a material adverse effect on the business, properties condition (financial or otherwise) or results of operation of SET;

          (g) any material modification, material amendment or termination of any material contract; or

          (h) any information, fact or circumstance that has come to the attention of SET that could lead it to believe that the reserves for the accounts receivable set forth on the SET Financial Statements are inadequate.

In addition, since December 31, 2002, there have not been any extraordinary losses or waivers of rights of material value by or with regard to SET, whether or not in the ordinary course of business or consistent with past practices.

          4.22 CORPORATE RECORDS. SET has previously furnished to MSP true, correct and complete copies of the Articles of Incorporation and bylaws of SET as amended through the date of this Agreement. SET has made available for review by MSP true, correct and complete copies of the corporate minute books and stock records for SET.

                                   ARTICLE V
              REPRESENTATIONS AND WARRANTIES OF THE NOBLE COMPANIES

     The Noble Companies jointly and severally represent to the Owners as of the Closing Date and as of the Effective Time the following.

     5.1 ORGANIZATION OF THE NOBLE COMPANIES. Each of the Noble Companies (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and (ii) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     5.2 AUTHORITY; NO VIOLATION OR CONSENT.

          (a) Each of the Noble Companies has full power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement and all corporate proceedings required to be taken by or on its part to authorize the execution, delivery and performance of this Agreement have been duly and properly taken. This Agreement has been duly and validly executed and delivered by each of the Noble Companies and constitutes a valid and binding agreement of each of the Noble Companies enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

          (b) The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement, and the compliance with the terms of this Agreement do not and will not:

               (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or bylaws of either of the Noble Companies;

               (ii) conflict with, result in a breach of any provision of, constitute (with or without due notice or lapse of time or both) a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any contract, agreement, commitment, understanding, arrangement or restriction of any kind to which either of the Noble Companies is a party or to which it or its property is subject;

               (iii) violate or conflict with any law, ordinance, code, rule, regulation, decree, order or ruling of any court or governmental authority, to which either of the Noble Companies or any of its assets is subject;

               (iv) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority; or

               (v) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Person to the execution, delivery or performance of this Agreement or to the consummation of the transactions contemplated by this

Agreement or to the operation of SET's business after the Effective Time substantially as operated before the Effective Time.

     5.3 OWNERSHIP BY NOBLE INTERNATIONAL. Except as permitted under the Amended and Restated Shareholder Agreement, the Series A Preferred Stock and the SET Common Stock issued to Noble International and Noble Manufacturing will be held by Noble International or one or more entities Controlled by Noble International.

                                   ARTICLE VI
                            COVENANTS OF THE PARTIES

     6.1 ADDITIONAL AGREEMENTS. Subject to the terms and conditions of this Agreement, each of the Parties agrees to use its commercially reasonable efforts, at its own expense, to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing any further action is necessary to carry out or perform a Party's obligations under this Agreement, such Party may take, at its own expense, such necessary action.

     6.2 TAX MATTERS.

          (a) TAX SHARING AGREEMENTS. Any tax sharing agreements between MSP and any MSP Tax Affiliate will be terminated as of the Effective Time and will have no further effect for any year (whether the current year, a future year, or a past year).

          (b) RETURNS FOR PERIODS THROUGH THE EFFECTIVE TIME. The Owners will include the income of MSP (including any deferred income required to be included in income by Treas. Reg. Section 1.1502-13 and former Treas. Reg. Section 1.1502-19) on Owners' consolidated, combined, or similar returns of Taxes, as applicable, for all periods through the day immediately preceding the Effective Date and pay any Taxes attributable to such income. MSP will furnish Tax information to the Owners, for inclusion in the Tax returns of the Owners for the period up to and including the day immediately preceding the Effective Date in accordance with the past customs and practices of MSP. Neither Owner will take a position on such returns that relate to MSP that would adversely affect MSP on or after the Effective Date. The income of MSP will be apportioned to the period up to the Effective Date and the period including and after the Effective Date by closing the books of MSP as of the end of the day immediately preceding the Effective Date, or by such other methodology as is permissible and agreed upon by the Parties.

          (c) AUDITS. None of the Parties will settle any audit in a manner which would adversely affect SET or MSP after the Closing Date without the prior written consent of the other Parties.

          (d) CARRYBACKS. Either of the Owners will immediately pay to SET any Tax refund (or reduction in Tax liability) resulting from a carryback of a post-Closing tax attribute of MSP into that Owner's consolidated, combined or similar Tax return. Further, that Owner will cooperate with SET in obtaining such refunds (or reduction in Tax liability), including through the filing of amended Tax returns or refund claims.

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

          (e) RETENTION OF TAX ATTRIBUTES. Without the prior written consent of SET, neither Owner will make any election to retain any net operating loss carryovers, capital loss carryovers or other tax attributes of MSP. Moreover, the Owners will take any actions reasonably requested by SET to ensure that any such tax attributes will be available to the maximum extent possible to MSP after the Effective Time.

     6.3 EMPLOYEE BENEFIT MATTERS.

          (a) SET 401(k) Plan. Effective on the Closing Date, employees of MSP who become employees of SET on the Closing Date shall (i) be immediately eligible to participate in the SET Steel, Inc. Employees 401(k) Plan (the "SET 401(k) Plan") and to defer salary on a pre-tax basis on at least the same levels as available to MSP employee participants in the Sumitomo Corporation of America Steel Service Center 401(k) Savings Plan (the "Sumitomo Plan") as of the Closing Date; (ii) be entitled to matching contributions pursuant to the SET 401(k) Plan at least at the same rate, and pursuant to the same vesting schedule, as was available to MSP employees participating in the Sumitomo Plan, which level of minimum matching contribution shall remain in effect for the next two SET 401(k) Plan years (except as may otherwise be required to comply with applicable laws and regulations and provided that such employees are not subject to a collective bargaining agreement during such period); (iii) and be credited with all MSP service as if it were SET service for purposes of vesting under the SET 401(k) Plan. SET shall take any and all action necessary to amend the SET 401(k) Plan to provide for the foregoing provisions.

          SCOA and SET agree that Sumitomo Plan assets and liabilities related to employees of MSP who become employees of SET on the Closing Date shall be transferred to the SET Plan within a reasonable time after the Closing Date, that SCOA and SET shall take any and all action necessary for such transfer to satisfy Internal Revenue Code Section 414(l), and that SET shall take any and all action required to timely inform participants of any related blackout period.

          (b) Health Insurance. Effective on the Closing Date, SET will adopt and assume sponsorship of MSP's current employee health plan ("MSP Health Plan"), and the MSP Health Plan (or a health plan with comparable coverage) will continue, for the next two Plan Years, to provide health care coverage to those employees of MSP who became employees of SET on the Closing Date, as well as to those former employees of MSP entitled to COBRA continuation coverage as of the Closing Date (provided that such employees are not subject to a collective bargaining agreement during such period); provided no health plan contributions, other than COBRA contributions, shall be required of such former MSP employees for the next two plan years.

          (c) Insurance Coverage. Effective on the Closing Date, SET will adopt and/or assume current life insurance, short term disability insurance, long term disability insurance, and dental insurance policies which cover MSP employees immediately prior to the Closing Date, and shall make coverage under such policies available for the next two plan years to former MSP employees who became employees of SET on the Closing Date (provided that such employees are not subject to a collective bargaining agreement during such period).

          (d) Employee Policies. Effective on the Closing Date, SET will adopt and/or assume all employee policies of MSP as in effect immediately prior to the Closing Date, and shall make such policies available for the next two plan years to former MSP employees who became employees of SET on the Closing Date (provided that such employees are not subject to a collective bargaining agreement during such period).

          (e) New Hires. New hires and transfers to SET's business unit employing former MSP employees shall be eligible to participate in the benefits described in Section 6.3(a) through (d) as if they were former MSP employees.

     6.4 RESIGNATION OF SET OFFICERS. SET shall obtain the resignations effective no later than the Effective Time of Christopher Morin and Michael Azar as officers of SET.

     6.5 RESIGNATION OF MSP DIRECTORS AND OFFICERS. MSP shall obtain the resignation effective as of the Effective Time of each director and officer of MSP.

     6.6 CONDUCT OF BUSINESS BY MSP PENDING THE MERGER. During the period from the date of this Agreement and continuing until the Effective Time (the "Interim Period"), unless SET otherwise agrees in advance and in writing, MSP will conduct its business in the ordinary course consistent with past practices, other than actions taken by MSP as contemplated by this Agreement. During the Interim Period, MSP shall use all reasonable commercial efforts to preserve substantially intact its business organization and to keep available the services of its present officers, employees, and consultants. During the Interim Period, MSP will consult with SET prior to entering into any "Material Contracts" (which, for purposes of this Section 6.7 only, shall mean contracts involving payments or receipts of at least $25,000). MSP shall provide SET with notice of any new Material Contract entered into, or any material Claim, proceeding or action brought against MSP, during the Interim Period. By way of illustration and not limitation, except as contemplated by this Agreement, MSP will not, during the Interim Period, directly or indirectly do, or agree to do, any of the following without the prior written consent of SET (which consent shall not be unreasonably withheld):

          (a) amend, restate or otherwise change the Articles of Incorporation or Bylaws of MSP;

          (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in MSP;

          (c) sell, pledge, dispose of or encumber any assets of MSP, except for
(i) sales of assets in the ordinary course of business, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $10,000 in the aggregate;

          (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock or (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

          (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any Person or division thereof, (ii) incur any indebtedness for borrowed money, other than draws in the ordinary course of business under existing lines of credit, (iii) enter into any material new capitalized leases, other than capitalized leases under existing capital lease facilities, (iv) authorize any capital expenditures or purchase of fixed assets in excess of $25,000, or (v) modify any payment or collection terms with current customers or suppliers;

          (f) increase the compensation payable or to become payable to its officers and senior management, or grant any severance or termination pay to, or enter into any employment or severance agreement, or amendments thereto, with any director, officer or senior manager of MSP, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors or officers, except, in each case (i) in the ordinary course of business, or (ii) as may be required by law or by an existing agreement or policy; or

          (g) make any downward adjustment in (i) reserves other than to the extent actually used or as required in accordance with GAAP, or (ii) "other accrued expenses" except to the extent actually paid or as required in accordance with GAAP.

     6.7 CONDUCT OF BUSINESS BY SET PENDING THE MERGER. During the Interim Period, unless the Owners otherwise agree in advance and in writing, SET will conduct its business in the ordinary course consistent with past practices, other than actions taken by SET as contemplated by this Agreement. During the Interim Period, SET shall use all reasonable commercial efforts to preserve substantially intact its business organization and to keep available the services of its present officers, employees, and consultants. During the Interim Period, SET will consult with the Owners prior to entering into any "Material Contracts" (which, for purposes of this Section 6.8 only, shall mean contracts involving payments or receipts of at least $25,000). SET shall provide the Owners with notice of any new Material Contract entered into, or any material Claim, proceeding or action brought against SET, during the Interim Period. By way of illustration and not limitation, except as contemplated by this Agreement, SET will not, during the Interim Period, directly or indirectly do, or agree to do, any of the following without the prior written consent of the Owners (which consent shall not be unreasonably withheld):

          (a) amend, restate or otherwise change the Articles of Incorporation or Bylaws of SET;

          (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in SET;

          (c) sell, pledge, dispose of or encumber any assets of SET, except for
(i) sales of assets in the ordinary course of business, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $10,000 in the aggregate;

          (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock or (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

          (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any Person or division thereof, (ii) incur any indebtedness for borrowed money, other than draws in the ordinary course of business under existing lines of credit, (iii) enter into any material new capitalized leases, other than capitalized leases under existing capital lease facilities, (iv) authorize any capital expenditures or purchase of fixed assets in excess of $25,000, or (v) modify any payment or collection terms with current customers or suppliers;

          (f) increase the compensation payable or to become payable to its officers and senior management, or grant any severance or termination pay to, or enter into any employment or severance agreement, or amendments thereto, with any director, officer or senior manager of SET, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors or officers, except, in each case (i) in the ordinary course of business, or (ii) as may be required by law or by an existing agreement or policy; or

          (g) make any downward adjustment in (i) reserves other than to the extent actually used or as required in accordance with GAAP, or (ii) "other accrued expenses" except to the extent actually paid or as required in accordance with GAAP.

     6.8 UPDATE OF SCHEDULES. Each Party will promptly notify the other Parties, prior to the Closing Date, of any changes in the information contained in the Schedules or in any document or information supplied to the other Parties pursuant to a Schedule. Such information will not be deemed to amend such schedules.

                                  ARTICLE VII
               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTIES

     7.1 FINANCING. The obligations of each of the Parties under this Agreement shall, at the option of each, be subject to, on or before the Closing Date, SET, SCOA and Noble delivering a Revolving Credit and Term Loan Agreement (the "Credit Agreement") between SET and Comerica Bank, as Agent, together with all other documents and agreements contemplated by the Credit Agreement that have been executed by all parties to such documents and agreements.

                                  ARTICLE VIII
                                 INDEMNIFICATION

     8.1 INDEMNIFICATION. The Parties will indemnify each other as set forth below.

          (a) The Owners will jointly and severally indemnify, defend and hold harmless SET and its shareholders, officers, directors, employees, representatives, and agents, from and against any and all Losses, as defined in this Section, arising out of, based upon or resulting from (i) any breach of any representation or warranty made by them contained in this Agreement, (ii) any breach or nonfulfillment by the Owners of any of their covenants, agreements or other obligations contained in this Agreement, (iii) any employment-related plans (including those types of plans described in Section 3.15(a) which any entity that, together with MSP, would be treated as a single employer under Code
Section 414(b), (c), (m) or (o), maintains or has maintained, now or at any time during the five year period ending on the Closing Date (each an "ERISA Loss"), or (iv) any assessment or deficiency for Taxes arising from the audits listed on
Schedule 3.11 to the extent that the aggregate amount of all such assessments and deficiencies exceeds the amount recorded on the MSP Interim Statements as a reserve for such assessments and deficiencies (each a "Tax Audit Loss").

          (b) SET will indemnify, defend and hold harmless the Owners and their shareholders, officers, directors, employees, representatives, and agents, from and against any and all Losses, as defined in this Section, arising out of, based upon or resulting from (i) any breach of any representation or warranty made by SET contained in this Agreement or (ii) any breach or nonfulfillment by SET of any of its covenants, agreements or other obligations contained in this Agreement.

          (c) The Noble Companies will jointly and severally indemnify, defend and hold harmless the Owners, SET, and their respective shareholders, officers, directors, employees, representatives, and agents, from and against any and all Losses, as defined in this Section, arising out of, based upon or resulting from
(i) any breach of any representation or warranty made by the Noble Companies contained in this Agreement or (ii) any breach or nonfulfillment by the Noble Companies of any of their covenants, agreements or other obligations contained in this Agreement.

          (d) For purposes of this Article VIII, "Losses" shall mean and include damages, liabilities and claims, costs and expenses, and, to the extent that the person that is obligated to provide such indemnification (an "Indemnifying Party") maintains or has maintained liability insurance and such coverage is applicable to the person entitled to indemnification (an "Indemnified Party"), insurance benefits paid to or for the benefit or protection of the Indemnified Party. Losses shall include, without limitation, all reasonable fees, costs and expenses related thereto, including, without limitation, any and all of the Indemnified Party's Legal Expenses. As used herein, "Legal Expenses" shall mean the fees (including attorney's fees), costs and expenses reasonably incurred by the Indemnified Party in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to, any threatened or asserted Claim, prior to assumption of control of the defense of such Claim by the Indemnifying Party.

          (e) Promptly after receipt of notice of the commencement of any Claim by a third party in respect of which the Indemnified Party may seek indemnification, the Indemnified Party shall promptly notify each Indemnifying Party. The Indemnifying Party shall be entitled to control the defense of such action; provided, however, that:

                    (i) the Indemnified Party shall be entitled to participate in the defense of such Claim and to employ counsel at its own expense to assist in the handling of such Claim;

                    (ii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such Claim unless the settlement provides only for the payment of money damages (in which case approval is not needed), or ceasing to defend against such Claim (with such approval not to be unreasonably withheld);

                    (iii) no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such Claim; and

                    (iv) the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any Claim to the extent the Claim seeks an injunction, non-monetary or other equitable relief against the Indemnified Party which, if successful, would materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party.

After written notice by the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of any such Claim, the Indemnifying Party shall not be liable to such Indemnified Party for any Legal Expenses subsequently incurred by the Indemnified Party. If the Indemnifying Party does not assume control of the defense of such Claim as provided in this Section 8.1(d), the Indemnified Party shall have the right to defend such Claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefor in accordance with this Section 8.1. The reimbursement of fees, costs and expenses required by this Section 8.1 shall be made by periodic payments during the course of the investigations or defense, as and when bills are received or expenses incurred.

          (f) If the Indemnifying Party shall be obligated to indemnify the Indemnified Party pursuant to this Section 8.1, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the Claims to which such indemnification relates.

          (g) All indemnification or reimbursement payments required pursuant to this Agreement shall be made net of all Taxes and, to the extent that the Indemnifying Party maintains or has maintained liability insurance and such coverage is applicable to the Indemnified Party, insurance benefits actually received by the party to be indemnified or reimbursed. If any claim for indemnification is, or may be, the subject of the Indemnified Party's liability insurance or other right to indemnification or contribution from any third person, the Indemnified Party expressly agrees that it will, at the cost and expense of the Indemnifying Party, promptly notify the applicable insurance carrier of any such claim or loss and tender defense to the carrier, and shall also promptly notify any potential third party indemnitor or contributor which may be liable for any portion of such losses or claims. The Indemnified Party agrees to pursue, at the cost and expense of the Indemnifying Party, such claims diligently and to reasonably cooperate, at the cost and expense of the Indemnifying Party, with each applicable insurance carrier and third party indemnitor or contributor.

          (h) If a dispute arises between any of the Parties in connection with a claim for indemnification, the Parties agree to use reasonable efforts to resolve such disputes in a mutually satisfactory manner.

     8.2 SURVIVAL. Except as otherwise set forth in this Article VIII, all representations, warranties, covenants and agreements made by any Party contained in this Agreement will survive for a period of eighteen months after the Closing and will be deemed to have been relied upon and will not be affected in any respect by the Closing. Notwithstanding the foregoing,

          (a) the representations and warranties made in Sections 3.1(a), 3.1(c), 3.2, 3.3, 3.6(b), 3.7(c), 3.15, 4.1(a), 4.1(d), 4.2, 4.3, 4.6(b),
4.7(c), 4.15, 5.1, 5.2, and 5.3 shall not expire;

          (b) the representations and warranties made in Sections 3.8 and 4.8 shall survive for a period of ten years after the Closing; and

          (c) the representations and warranties made in Sections 3.11 and 4.11 shall expire ninety days after the expiration of the applicable statutes of limitations governing the period during which a claim may be brought against a Party with respect to the subject matter of those Sections.

     8.3 LIMITS ON LIABILITY. The Parties' indemnification obligation in this
Article VIII is subject to the following limitations.

          (a) Subject to Subsection 8.3(c), no Party shall have any obligation to indemnify another Party under this Article VIII until such other Party has suffered Losses in excess of $500,000 (the "Indemnification Threshold"), after which point the Indemnifying Party will be obligated to indemnify such other Party only from and against further such Losses.

          (b) Subject to Subsection 8.3(c), the maximum aggregate obligation of any of the Owners in the aggregate, SET, or the Noble Companies in the aggregate to indemnify another Party from and against Losses under this Article VIII shall not exceed $1,000,000 (the "Indemnity Limitation").

          (c) Subsections 8.3(a) and 8.3(b) do not apply to (i) ERISA Losses,
(ii) Tax Audit Losses, or (iii) losses based on the representations and warranties made in Sections 3.1(a), 3.1(c), 3.2, 3.3, 3.6(b), 3.7(c), 3.11,
3.15, 4.1(a), 4.1(d), 4.2, 4.3, 4.6(b), 4.7(c), 4.11 and 4.15 (the "Excluded
Losses"). The Excluded Losses will not be taken into account to determine whether an Indemnification Threshold or an Indemnity Limitation has been met.

          (d) The following examples illustrate the limits on indemnification liability described in this Section.

          Example 1. The Indemnified Party experiences aggregate Losses of $400,000, none of which are Excluded Losses. There is no indemnification obligation on the part of the Indemnifying Party as the Losses do not exceed the Indemnification Threshold of $500,000.

          Example 2. The Indemnified Party experiences aggregate Losses of $300,000, all of which are Excluded Losses. The Indemnifying Party has an indemnification obligation of $300,000 as the Losses are all of a type for which there is no Indemnification Threshold.

          Example 3. The Indemnified Party experiences aggregate Losses of $600,000, none of which are Excluded Losses. The Indemnifying Party has an indemnification obligation of $100,000 which is the amount by which the Losses claimed exceed the $500,000 Indemnification Threshold.

          Example 4. The Indemnified Party experiences aggregate Losses of $1,800,000, of which $100,000 are Excluded Losses. The Indemnifying Party has an indemnification obligation of $1,100,000, of which $100,000 is attributable to the losses for which there is no Indemnification Threshold nor Indemnity Limit. Of the remaining $1,700,000 in Losses, $500,000 are below the Indemnification Threshold and $200,000 are above the Indemnity Limit, therefore, the Indemnifying Party has an obligation of $1,000,000,

     8.4 NOBLE GUARANTEE.

          (a) Subject to the limitations described in this Section 8.4, Noble guarantees to the Owners collection of indemnification obligations owed to them by SET pursuant to this Article VIII in an aggregate amount not to exceed $1,000,000; provided that Noble's obligations under this Section 8.4 for Losses based on representations and warranties made in Article IV other than those made in Sections 4.1(a), 4.1(d), 4.2, 4.3, 4.6(b), 4.7(c) and 4.15 shall not exceed, in the aggregate, $500,000.

          (b) Noble has no obligation under this Section 8.4 to guarantee indemnification obligations of SET arising from Losses based on the representations and warranties made in Sections 4.8, 4.11, or attributable to fraud on the part of officers of SET (collectively, "Non-Covered Claims").

          (c) Noble's obligations under this Section 8.4 will not apply to the first $1,000,000 of Losses (not counting Losses for Non-Covered Claims) incurred by the Owners. The first $500,000 of Losses will be less than the Indemnification Threshold and will not be subject to indemnification by SET. In addition, $500,000 of Losses will be the sole responsibility of SET and will not be subject to Noble's obligations under this Section 8.4

          (d) Noble's guarantee of SET's indemnification obligations is a guarantee of collection and the Indemnified Party must first demonstrate that SET is unable to pay the claim (determined in accordance with Section 8.4(f)) before Noble will have any obligation under this Section 8.4. Accordingly, no claim against Noble under this Section 8.4 will be enforceable against Noble unless both SET's obligation to pay the claim and SET's inability to pay the claim has been determined either (1) with Noble's written consent or (2) by a Qualified Arbitration (as defined in Section 8.4(e)).

          (e) "Qualified Arbitration" means an arbitration proceeding conducted in compliance with the following requirements.

               (i) The proceeding is conducted in the Detroit, Michigan, metropolitan area.

              (ii) The proceeding is conducted before a single arbitrator selected by the agreement of the parties to the arbitration who is a retired or senior federal judge.

             (iii) The proceeding is conducted, as nearly as practical, in accordance with the procedural rules and substantive law that would be applied in a civil trial in the federal District Court for the Eastern District of Michigan, Southern Division, including the Federal Rules of Evidence and the Federal Rules of Civil Procedure.

              (iv) In connection with the proceeding, each of the parties pays its own fees and expenses, and an equal share of the costs of the proceeding.

The decision of the arbitrator in a Qualified Arbitration will be binding and may be enforced in a court of competent jurisdiction. The decision of the arbitrator in a Qualified Arbitration will also be final and non-appealable.

          (f) The Owners may show that SET is unable to pay a claim by proving that SET is insolvent, bankrupt, or precluded from paying by a financial covenant in an agreement with an institutional lender. To prove that SET is precluded from paying by a financial covenant in an agreement with an institutional lender, the Owners must prove all of the following:

               (i) SET's business had been conducted in the ordinary course consistent with past practice for a period of not less than 90 days before the indemnification claim was first asserted;

              (ii) SET had continued to conduct its business in the ordinary course consistent with past practice during the pendency of the indemnification claim and the Owners' attempts to collect on the indemnification claim; and

             (iii) for a period of 90 days or more after determination of SET's obligation to pay the claim, payment of the claim had been precluded by a financial covenant in SET's credit agreement with its institutional lender.

Whether payment of a claim had actually been precluded by a financial covenant would be an appropriate subject of negotiation and agreement or, ultimately, Qualified Arbitration. The methods described in this Section 8.4(f) would not be the exclusive methods of proving that SET were unable to pay a claim.

          (g) If SET were liable to pay part of a Claim but would not be able to pay the full amount of the Claim as described in this Section 8.4, then, for Noble's guarantee to be enforceable, SET must have paid and the Owners must have accepted any partial payments of the Claim that SET is able to pay. If SET is able to pay part of a Claim then the Owners would have a claim against Noble under this Section 8.4 for the difference between the full amount of the Claim and the aggregate of all partial payments of the Claim.

          (h) The Owners and Noble will use commercially reasonable efforts to resolve any claim under this Section 8.4 through negotiation and agreement.

          (i) The following examples illustrate Noble's guarantee of SET's indemnification liability. Each of the examples assumes that requirements of
Section 8.4(d) have been satisfied.

          Example 1. SET has an aggregate indemnification obligation to the Owners of $400,000. The Owners have no claim against Noble under the guarantee because SET's indemnification obligation is less than the $500,000 regardless of the nature of the underlying Losses. Note that in this case, the Owners would have experienced Losses of $900,000 since the first $500,000 of Losses results in no indemnification obligation on the part of SET.

          Example 2. SET has an aggregate indemnification obligation to the Owners of $600,000, none of which are Losses based on representations and warranties made in Sections 4.1(a), 4.1(d), 4.2, 4.3, 4.6(b), 4.7(c) or
     4.15. The Owners have a claim against Noble under the guarantee of $500,000. The Owners have no claim against Noble for the remaining $100,000 as it exceeds the $500,000 limit on Noble's guarantee for such Losses.

          Example 3. SET has an aggregate indemnification obligation to the Owners of (i) $600,000, none of which are Losses based on representations and warranties made in Sections 4.1(a), 4.1(d), 4.2, 4.3, 4.6(b), 4.7(c) or
     4.15 and (ii) $700,000 in Losses which are based on such representations and warranties. The Owners have a claim against Noble under the guarantee of $1,000,000. The Owners have no claim against Noble for the remaining $100,000 under (i) as it exceeds the $500,000 limit for such Losses, nor for the remaining $200,000 under (ii) as it exceeds the $1,000,000 aggregate limit on Noble's guarantee.

          Example 4. SET has an aggregate indemnification obligation to the Owners of (i) $600,000 attributable to a Non-Covered Claim and (ii) $300,000, none of which are Losses based on representations and warranties made in Sections 4.1(a), 4.1(d), 4.2, 4.3, 4.6(b), 4.7(c) or 4.15. The
     Owners have no claim against Noble under the

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

     guarantee because (i) Noble has no obligation under the guarantee for Losses attributable to Non-Covered Claims and (ii) SET's remaining indemnification obligation is less than the $500,000.

          Example 5. SET has an aggregate indemnification obligation to the Owners of $1,500,000, all attributable to Losses based on representations and warranties made in Sections 4.1(a), 4.1(d), 4.2, 4.3, 4.6(b), 4.7(c) or
     4.15. The Owners have a claim against Noble under the guarantee of $1,000,000. None of the claims are subject to the $500,000 limit described in Section 8.4(c) but are subject to the $1,000,000 aggregate limit on Noble's guarantee.

                                   ARTICLE IX
                                   TERMINATION

     9.1 TERMINATION. This Agreement may be terminated, by written notice promptly given to the other Parties, at any time before the Closing Date as follows:

          (a) by mutual written consent of the Parties; or

          (b) by any Party, if a court of competent jurisdiction or other governmental authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

     9.2 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to this
Article IX, this Agreement (except for Article I (Definitions and Interpretations), Article VIII (Indemnification), Article IX (Termination) and
Article X (Miscellaneous), all of which shall continue) shall become void and have no effect, without any liability on the part of any of the Parties or their directors or officers or stockholders or other Affiliates with respect to this Agreement.

     9.3 FEES AND EXPENSES. Except as set forth in this Section 9.3, all actual, documented and reasonable out-of-pocket fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses, regardless of whether the transactions contemplated herein is consummated.

                                   ARTICLE X
                                  MISCELLANEOUS

     10.1 NOTICES. All notices or other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given (i) if physically delivered, when delivered, (ii) five days after having been deposited in the United States mail as certified mail with return receipt requested and with postage prepaid, (iii) one business day after having been transmitted to a third party providing delivery services in the ordinary course of business which guarantees delivery on the next business day after such transmittal (e.g. via Federal Express), or (iv) if transmitted by telecopier or other similar means, with subsequent oral

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

confirmation, when confirmed, and transmittal in accordance with (ii) or (iii) above, all of which notices or other communications shall be addressed to the recipient as follows:

         If to SET, to:

         Mr. Sid E. Taylor
         SET Enterprises, Inc.
         28217 Van Dyke Avenue
         Warren, Michigan 48093
         (586) 573-3600 (phone)
         (586) 573-3601 (fax)

         with a copy to:

         Donald M. Crawford, Esq.
         39577 Woodward Avenue, Suite 300
         Bloomfield Hills, Michigan 48304-2820
         (248) 203-0872 (phone)
         (248) 203-0763 (fax)

         If to the Owners, to:

         Mr. Naoki Hidaka
         SVP and GM
         Sumitomo Corporation of America
         6133 North River Road, Suite 700
         Rosemont, Illinois 60018
         (847) 384-5200 (phone)
         (847) 384-0560 (fax)

         with a copy to:

         Elizabeth Peters, Esq.
         Sumitomo Corporation of America
         600 Third Avenue
         New York, New York  10016-2001
         (212) 207-0461 (phone)
         (212) 207-0823 (fax)

         If to Noble International or to Noble Manufacturing, to:

         Mr. Christopher L. Morin
         Noble International, Ltd.
         28213 Van Dyke Avenue
         Warren, Michigan 48093
         (586) 751-5600 (phone)
         (586) 582-9179 (fax)


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

     10.2 ASSIGNMENT. This Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, and the provisions of Article V of this Agreement will inure to the benefit of the indemnified parties referred to therein; provided, however, that neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned by any of the Parties without the prior written consent of the other Parties.

     10.3 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     10.4 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior and contemporaneous agreements, whether written or oral, between the Parties with respect to its subject matter and constitutes (along with the Schedules, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by each of the Parties.

     10.5 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     10.6 COUNTERPARTS. This Agreement may be executed with counterpart signature pages or in two or more counterparts (including facsimile transmissions of such signature pages), all of which will be considered one and the same agreement and each of which will be deemed an original.

     10.7 GOVERNING LAW. This Agreement will be governed by the laws of the United States and the State of Michigan (regardless of the laws that might be applicable under principles of conflicts or choice of law) as to all matters including matters of validity, construction, effect and performance.

     10.8 THIRD PARTIES. Nothing in this Agreement may be deemed to be for the benefit of, or enforceable by or on behalf of any Party, including any employee or former employee of MSP, any dependent or beneficiary of any such employee, any labor union or other organization, any obligee, owner or holder of any obligation or liability, other than the Parties and the Indemnified Parties.

     10.9 EXPENSES. Each Party will pay its own fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement (including the fees of any attorneys, financial advisors and others), whether or not such transactions are consummated.

     The Parties executed this Contribution Agreement as of the day and year first above written.


                                SET ENTERPRISES, INC.


                                By:
                                         ---------------------------------------
                                Name:             Sid E. Taylor
                                         ---------------------------------------
                                Its:              Chief Executive Officer
                                         ---------------------------------------



                                SUMITOMO CORPORATION OF AMERICA


                                By:
                                         ---------------------------------------
                                Name:             Naoki Hidaka
                                         ---------------------------------------
                                Its:              Senior Vice President
                                         ---------------------------------------



                                SUMITOMO CORPORATION


                                By:
                                         ---------------------------------------
                                Name:             Naoki Hidaka
                                         ---------------------------------------
                                Its:              Attorney-in-Fact
                                         ---------------------------------------



                                NOBLE INTERNATIONAL, LTD.


                                By:
                                         ---------------------------------------
                                Name:             Christopher L. Morin
                                         ---------------------------------------
                                Its:              President
                                         ---------------------------------------

                                NOBLE MANUFACTURING GROUP, INC.



                                By:
                                         ---------------------------------------
                                Name:             Christopher L. Morin
                                         ---------------------------------------
                                Its:              President
                                         ---------------------------------------






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